EXHIBIT 16


May 23, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir/Madam:

We have read paragraphs two through four of Item 4 included in the Form 8-K dated May 17, 2002 of the Vectren Corporation Retirement Savings Plan filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


Arthur Andersen LLP


cc:      Jerome A. Benkert, Jr.
         Executive Vice President and
         Chief Financial Officer
         Vectren Corporation